Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nutrisystem, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-117781, 333-110772 and 333-124561) on Form S-3 and registration statements (Nos. 333-150893, 333-44908, 333-134215 and 333-119009) on Form S-8 of Nutrisystem, Inc. of our reports dated March 12, 2012, with respect to the consolidated balance sheets of Nutrisystem, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Nutrisystem, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 12, 2012